Exhibit 99.1

Global Headquarters 875 Third Avenue New York, NY 10022	T +1 212 725 7550 F +1 212 644 6483 towerswatson.com

News

Investor Contact

Name:	Roger Millay
Phone Number:	703-258-7920
Email:	Roger.Millay@towerswatson.com

Towers Watson Reports Fourth Quarter Adjusted Diluted EPS of $1.06

Increases Quarterly Dividend by 33%

New York — August 16, 2011 — Towers Watson (NYSE, NASDAQ: TW), a leading global professional services company, today announced financial results for the fourth quarter of fiscal year 2011, which ended June 30, 2011.

Revenues were $851 million for the quarter, an increase of 14% (8% constant currency) from $750 million for the fourth quarter of fiscal 2010. On an organic basis which excludes the impact of changes in foreign currency exchange rates, acquisitions and divestitures, revenues increased 6% from the prior-year fourth quarter. For the fiscal year, revenues were $3.26 billion, an increase of 37% from $2.39 billion in fiscal 2010. Reported results for the first two quarters of fiscal 2010 include only the financial results of Watson Wyatt. On a pro forma basis, that includes Towers Perrin actual results during the first two quarters of fiscal 2010, revenues for fiscal year 2011 increased 2% from the prior fiscal year (2% constant currency).

EBITDA for the fourth quarter of fiscal 2011 was $125 million, or 15% of revenues, an increase from $64 million, or 9% of revenues, for the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter of fiscal 2011 was $159 million, or 19% of revenues, an increase from $118 million, or 16% of revenues, for the prior-year fourth quarter.  Adjusted EBITDA excludes transaction and integration costs as well as non-cash stock-based compensation arising from the merger. The increase in revenues drove the increases in EBITDA and Adjusted EBITDA. Decreases in integration costs and stock based compensation costs also contributed to the increase in EBITDA. For the fiscal year, EBITDA was $464 million and Adjusted EBITDA was $616 million.

Net income attributable to controlling interests for the fourth quarter of fiscal 2011 was $44 million, a decrease from $58 million for the prior-year fourth quarter. Net income attributable to controlling interests from the prior-year fourth quarter included a significant income tax benefit. For the fiscal year, net income attributable to controlling interests was $194 million. For the quarter, diluted earnings per share were $0.59 and adjusted diluted earnings per share were $1.06. Adjusted diluted earnings per share increased 18% from the prior-year fourth quarter. For the fiscal year, diluted earnings per share were $2.62 and adjusted diluted earnings per share were $4.46. Adjusted diluted earnings per share include a normalized income tax rate and exclude transaction and integration costs, non-cash stock-based compensation arising from the merger, amortization of merger accounting intangible assets and non-recurring other income. The normalized tax rate for the quarter was 43%. The fourth quarter tax rate included an adjustment for the shift in actual worldwide earnings compared to forecast by jurisdiction for the full fiscal year.

“I am very pleased with our fourth quarter and full fiscal year results. During our first, full fiscal year as Towers Watson, all of our segments grew revenue and produced strong margins in a challenging economic environment,” said John Haley, chief executive officer. “And we executed well on our integration plans. As a result, we have built a solid platform to pursue profitable revenue growth. I remain confident about our future and our ability to grow along with our clients’ needs.”

Fourth Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $483 million, an increase of 11% (4% organic) from $437 million in the prior-year fourth quarter. Revenues increased in all lines of business:  Retirement; Technology and Administration Solutions; and Health and Group Benefits. Retirement had strong growth in emerging markets. Health and Group Benefits continued to see increased client demand. Technology and Administration Solutions had increased client activity in North America. The Benefits segment had a Net Operating Income (“NOI”) margin of 33% in the fourth quarter of fiscal 2011.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $194 million, an increase of 17% (1% organic) from $165 million in the prior-year fourth quarter. Overall segment growth was largely due to increases in Risk Consulting and Software including the acquisition of EMB. Organic growth within the segment was led by Brokerage which saw new business activity in Europe and improving pricing conditions. Investment Services continued to experience softness. The Risk and Financial Services segment had an NOI margin of 20% in the fourth quarter of fiscal 2011.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $136 million, an increase of 12% (14% organic) from $122 million in the prior-year fourth quarter. Organic revenues grew in all lines of business: Rewards, Talent and Communication; Data, Surveys and Technology; and Executive Compensation. Increased client demand and increased activity in Asia Pacific drove the segment’s growth. The Talent and Rewards segment had an NOI margin of 13% in the fourth quarter of fiscal 2011 as compared to -1% NOI margin in the fourth quarter of fiscal 2010.

Outlook for First Quarter of Fiscal 2012

For the first quarter of fiscal 2012, the company expects to report revenues in the range of $800 million to $825 million and adjusted diluted earnings per share in the range of $1.02 to $1.07. Adjusted diluted earnings per share include a normalized income tax rate and exclude transaction and integration costs, non-cash stock-based compensation arising from the merger and amortization of merger accounting intangible assets. This guidance assumes an average exchange rate of 1.60 U.S. dollars to the British Pound and 1.40 U.S. dollars to the Euro for the first quarter of fiscal 2012.

Full fiscal year 2012 guidance will be provided at Towers Watson Analyst Day on September 19, 2011.

Dividend Increase and Quarterly Dividend

The Board of Directors of Towers Watson approved a 33% increase in its regular quarterly cash dividend from $0.075 per common share to $0.10 per common share. The company’s next dividend is payable on or about October 17, 2011 to shareholders of record at the close of business on September 30, 2011.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the fourth quarter of fiscal 2011. It will be held on Tuesday, August 16, 2011, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay will also be available for one week after the call by dialing 617-801-6888 and using confirmation number 22481994.

About Towers Watson

Towers Watson is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With approximately 14,000 full-time and contract associates around the world, we offer solutions in the areas of employee benefits, talent management, rewards, and risk and capital management. Towers Watson was formed on January 1, 2010, from the merger of Towers Perrin and Watson Wyatt, two leading multi-service firms that provide a broad array of consulting services to organizations around the world.

Use of Non-GAAP Measures

The company defines EBITDA as net income before non-controlling interests adjusted for provision for income taxes, interest, depreciation and amortization. We use EBITDA in evaluating our financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe that it is a useful measure for evaluating our results of operations as compared from period to period and in providing a baseline for the evaluation of future operating performance. A reconciliation of net income before non-controlling interests to EBITDA is included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same.

The company also uses adjusted measures of income to evaluate its performance internally and separately evaluates its performance of transaction and integration activities as well as changes in tax law. Adjusted EBITDA and Adjusted diluted earnings per share are not determined in accordance with GAAP. However, we believe these measures are useful in evaluating our results of operations and in providing a baseline for the evaluation of future operating results.  Reconciliations of EBITDA to Adjusted EBITDA (and from net income before non-controlling interests, the most comparable GAAP financial measure, to EBITDA), and diluted earnings per share to Adjusted diluted earnings per share are included in the accompanying tables to today’s press release. Adjusted measures of income may not be defined in the same manner by all companies, and our adjusted measures of income may not be comparable to similarly titled measures of other companies.

Non-GAAP measures should be considered in addition to the information contained within our financial statements.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  the risk that the Towers Perrin and Watson Wyatt businesses will not be integrated successfully; the risk that anticipated cost savings and any other synergies from the merger of Towers Perrin and Watson Wyatt may not be fully realized or may take longer to realize than expected; the ability to successfully make and integrate profitable acquisitions; the risk that the acquisitions of EMB or Aliquant Corporation are not profitable or are not otherwise successfully integrated; the ability to successfully address issues surrounding the number of company shares that will become freely tradable on January 1, 2012; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees, particularly given the company’s recent changes in employee compensation plans; and to retain client relationships, particularly in the executive compensation business, given recent Securities and Exchange Commission (SEC) and other regulatory actions; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson’s business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s Annual Report on Form 10-K filed on September 7, 2010 with the SEC, as supplemented in Towers Watson’s Quarterly Report on Form 10-Q filed on November 9, 2010 and May 16, 2011.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

TOWERS WATSON & CO.

 Segment Information

(Thousands of U.S. Dollars)

Segment Revenue

	Revenue for the Three
	Months Ended June 30		% Change	Currency	Acquisitions/	% Change
	2011	2010	GAAP	Impact	Divestitures	Organic

Benefits	$483,083	$437,092	11%	5%	2%	4%
Risk & Financial Services	193,516	165,322	17%	7%	9%	1%
Talent & Rewards	136,220	121,980	12%	5%	-7%	14%
Reportable Segments	$812,819	$724,394

	Revenue for the
	Year Ended June 30		% Change	Currency	Acquisitions/	% Change
	2011	2010	GAAP	Impact	Divestitures	Organic

Benefits	$1,857,046	$1,817,176	2%	1%	0%	1%
Risk & Financial Services	740,721	727,570	2%	1%	3%	-2%
Talent & Rewards	543,507	540,028	1%	1%	-7%	7%
Reportable Segments	$3,141,274	$3,084,774

Note:  Revenue for the year ended June 30, 2010 is pro forma and assumes the merger between Towers Perrin and Watson Wyatt occurred on July 1, 2009.

Reconciliation of Reportable Segment Revenues to Consolidated Revenues

	Three Months Ended June 30		Year Ended
	2011	2010	June 30, 2011

Reportable Segments	$812,819	$724,394	$3,141,274
Reimbursable Expenses and Other	38,446	25,513	118,177
Consolidated Revenues	$851,265	$749,907	$3,259,451

Segment Net Operating Income

	Three Months Ended June 30		Year Ended
	2011	2010	June 30, 2011

Benefits	$158,480	$121,576	$609,133
Risk & Financial Services	39,495	27,900	181,970
Talent & Rewards	17,733	(1,046)	96,791
Reportable Segments	$215,708	$148,430	$887,894

Reconciliation of Reportable Segment Net Operating Income to Income before Income Taxes

	Three Months Ended June 30		Year Ended
	2011	2010	June 30, 2011

Reportable Segments	$215,708	$148,430	$887,894
Differences in Allocation Methods	7,581	2,568	18,934
Amortization of Intangible Assets	(14,841)	(11,944)	(51,989)
Transaction and Integration Expenses	(22,901)	(37,947)	(100,535)
Stock-Based Compensation	(11,699)	(23,988)	(71,715)
Discretionary Compensation	(72,346)	(50,770)	(337,694)
Non-Operating Income	245	7,639	20,430
Other, net	(13,489)	(4,939)	(38,684)
Income before Income Taxes	$88,258	$29,049	326,641

TOWERS WATSON & CO.

Reconciliation of Non-GAAP Measures

(Thousands of U.S. Dollars, Except Per Share Data)

The company completed the merger of Towers Perrin and Watson Wyatt on January 1, 2010, and is incurring significant transaction and integration costs.  The company is also incurring significant non-cash charges from stock-based compensation arising from the merger and the amortization of merger accounting intangible assets.  The company’s management uses adjusted measures of income to evaluate its performance internally and separately evaluates its performance of transaction and integration activities.  Management determined that this information is useful to investors in evaluating its results of operations and providing a baseline for evaluation of future operating results.  Reconciliations of our non-GAAP measures to GAAP measures are as follows.

	Three Months Ended	Year Ended
	June 30, 2011	June 30, 2011

Diluted EPS per GAAP	$0.59	$2.62

Transaction and Integration Costs	0.21	0.87
Stock-Based Compensation	0.11	0.63
Amortization of Merger Accounting Intangible Assets	0.14	0.46
Non-recurring Other Income	0.01	(0.13)
Other Merger-related tax items	—	0.01

Adjusted Diluted EPS	$1.06	$4.46

	Three Months Ended
	June 30, 2011		June 30, 2010

Net Income Before Non-Controlling Interests	$44,505		$55,934
Provision for Income Taxes	43,753		(26,885)
Interest, net	1,144		2,940
Depreciation and Amortization	35,180		32,065
EBITDA	$124,582		$64,054

EBITDA and EBITDA Margin	$124,582	14.6%	64,054	8.5%

Transaction and Integration Costs	22,901	2.7%	37,947	5.1%
Stock-Based Compensation	11,699	1.4%	23,988	3.2%
Other Non-Operating (Income) Loss (a)	245	0.0%	(7,639)	-1.0%

Adjusted EBITDA and EBITDA Margin	$159,427	18.7%	118,350	15.8%

	Year Ended
	June 30, 2011		June 30, 2010

Net Income Before Non-Controlling Interests	$196,725		119,010
Provision for Income Taxes	129,916		50,907
Interest, net	6,952		4,558
Depreciation and Amortization	130,575		101,084
EBITDA	$464,168		$275,559

EBITDA and EBITDA Margin	$464,168	14.2%	$275,559	11.5%

Transaction and Integration Costs	100,535	3.1%	87,644	3.7%
Stock-Based Compensation	71,715	2.2%	48,006	2.0%
Other Non-Operating Income (a)	(20,430)	-0.6%	(10,030)	-0.4%

Adjusted EBITDA and EBITDA Margin	$615,988	18.9%	$401,179	16.8%

(a) Other non-operating income includes income from affiliates and other non-operating income

TOWERS WATSON & CO.

Condensed Consolidated Statements of Operations

(Thousands of U.S. Dollars, Except Per Share Data)

	Three months ended June 30,		Year ended June 30,
	2011	2010	2011	2010

Revenue	$851,265	$749,907	$3,259,451	$2,387,829

Costs of providing services:
Salaries and employee benefits	512,468	478,166	2,043,063	1,540,417
Professional and subcontracted services	68,853	61,844	246,348	163,848
Occupancy	37,252	36,052	144,191	109,454
General and administrative expenses	84,964	79,483	281,576	220,937
Depreciation and amortization	35,180	32,065	130,575	101,084
Transaction and integration expenses	22,901	37,947	100,535	87,644
	761,618	725,557	2,946,288	2,223,384

Income from operations	89,647	24,350	313,163	164,445

Income (loss) from affiliates	597	(61)	1,081	(1,274)
Interest income	1,715	1,242	5,523	2,950
Interest expense	(2,859)	(4,182)	(12,475)	(7,508)
Other non-operating income	(842)	7,700	19,349	11,304

Income before income taxes	88,258	29,049	326,641	169,917

Provision for income taxes	43,753	(26,885)	129,916	50,907

Net income before non-controlling interests	44,505	55,934	196,725	119,010

Net income (loss) attributable to non-controlling interests	649	(2,195)	2,288	(1,587)

Net Income attributable to controlling interests	$43,856	$58,129	$194,437	$120,597

Earnings per share:
Net income attributable to controlling interests - basic	$0.59	$0.77	$2.62	$2.04
Net income attributable to controlling interests - diluted	$0.59	$0.77	$2.62	$2.03

Weighted average shares of common stock, basic (000)	73,823	75,699	74,075	59,257
Weighted average shares of common stock, diluted (000)	73,882	75,731	74,139	59,372

TOWERS WATSON & CO.

Condensed Consolidated Balance Sheets

(Thousands of U.S. Dollars, Except Share Data)

	June 30,
	2011	2010

Assets
Cash and cash equivalents	$528,923	$435,927
Restricted cash	153,154	164,539
Short-term investments	43,682	51,009
Receivables from clients:
Billed, net of allowances of $12,636 and $7,975	502,910	421,602
Unbilled, at estimated net realizable value	276,020	215,912
	778,930	637,514

Other current assets	156,333	156,312
Total current assets	1,661,022	1,445,301

Fixed assets, net	252,343	227,308
Deferred income taxes	188,569	344,481
Goodwill	1,945,755	1,717,295
Intangible assets, net	694,922	683,487
Other assets	315,139	155,745

Total Assets	$5,057,750	$4,573,617

Liabilities
Accounts payable, accrued liabilities and deferred income	$685,991	$409,308
Reinsurance payables	147,902	164,539
Notes payable	99,341	201,967
Other current liabilities	215,237	189,966
Total current liabilities	1,148,471	965,780

Revolving credit facility	—	—
Accrued retirement benefits	784,559	1,061,557
Professional liability claims reserve	300,914	335,034
Other noncurrent liabilities	221,136	246,574

Total Liabilities	2,455,080	2,608,945

Commitments and contingencies

Stockholders’ Equity
Class A Common Stock - $.01 par value: 300,000,000 shares authorized; 57,897,889 and 47,160,497 issued and 56,949,548 and 47,160,497 outstanding	579	472
Class B Common Stock - $.01 par value: 93,500,000 shares authorized; 16,651,890 and 27,043,196 issued and 16,651,890 and 27,043,196 outstanding	167	270
Additional paid-in capital	1,773,285	1,679,624
Treasury stock, at cost — 948,341 and 0 shares	(52,360)	—
Retained earnings	883,161	711,570
Accumulated other comprehensive loss	(13,305)	(436,329)
Total Stockholders’ Equity	2,591,527	1,955,607
Non-controlling interest	11,143	9,065
Total Equity	2,602,670	1,964,672

Total Liabilities and Total Equity	$5,057,750	$4,573,617

TOWERS WATSON & CO.

Condensed Consolidated Statements of Cash Flows

(Thousands of U.S. Dollars, Except Per Share Data)

	Year Ended June 30,
	2011	2010	2009

Cash flows from/(used in) operating activities:
Net income	$196,725	$119,010	$146,627
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	13,004	11,759	5,355
Depreciation	78,461	69,684	59,556
Amortization of intangible assets	52,114	31,400	13,892
Provision for deferred income taxes	14,448	(5,134)	14,205
Equity from affiliates	(622)	869	(8,080)
Stock based compensation	79,922	52,953	932
Other, net	(10,209)	(9,975)	(2,474)
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	(98,468)	(41,339)	57,991
Other current assets	8,256	(2,205)	3,279
Other noncurrent assets	14,509	50,854	(3,497)
Accounts payable, accrued liabilities and deferred income	238,824	(295,402)	(28,717)
Restricted Cash	22,167	(49,756)	—
Reinsurance payables	(20,431)	49,756	—
Accrued retirement benefits	(55,859)	(71,292)	(42,069)
Professional liability claims reserves	(39,940)	16,171	(5,900)
Other current liabilities	(23,329)	20,874	4,138
Other noncurrent liabilities	20,944	(24,050)	10,631
Income tax related accounts	50,721	(8,801)	1,678
Cash flows from/(used in) operating activities:	541,237	(84,624)	227,547

Cash flows (used in)/from investing activities:
Cash paid for business acquisitions	(141,885)	(200,025)	(1,185)
Cash acquired from business acquisitions	10,349	603,208	—
Purchases of fixed assets	(76,859)	(25,752)	(39,195)
Capitalized software costs	(22,487)	(19,632)	(23,374)
Purchases of held-to-maturity securities	(14,295)	—	—
Redemption of held-to-maturity securities	14,295	—	—
Purchases of available-for-sale securities	(54,696)	(17,789)	—
Redemption of available-for-sale securities	72,703	16,191	—
Investment in affiliates	(5,805)	—	(2,302)
Proceeds from sale of investments	—	10,749	—
Contingent proceeds from divestitures	17,772	4,486	4,926
Cash flows (used in)/from investing activities:	(200,908)	371,436	(61,130)

Cash flows used in financing activities:
Borrowings under credit facility	75,000	126,333	267,912
Repayments under credit facility	(75,000)	(125,650)	(267,912)
Repayments of notes payable	(200,000)	—	—
Financing of credit facility	—	(5,679)	—
Dividends paid	(21,599)	(15,249)	(12,785)
Repurchases of common stock	(30,646)	(34,922)	(77,443)
Tax payment on vested shares	(26,596)	—	—
Issuances of common stock and excess tax benefit	6,158	6,068	6,509
Cash flows used in financing activities:	(272,683)	(49,099)	(83,719)

Effect of exchange rates on cash	25,350	(11,618)	2,502

Increase in cash and cash equivalents	92,996	226,095	85,200

Cash and cash equivalents at beginning of period	435,927	209,832	124,632

Cash and cash equivalents at end of period	$528,923	$435,927	$209,832